Exhibit 99.1

Press Release

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Contact Information Mercom Capital Group, llc Wendy Prabhu tel: 1.602.748.1458	FOR IMMEDIATE RELEASE

Texen Oil and Gas Listed in Standard and Poor's Corporation Records

Houston, TEXAS April 13, 2004 - Texen Oil and Gas, Inc. (OTC BB: TXEO) is pleased to announce that the Editorial Board of Standard and Poor's ("S&P") has approved Texen Oil and Gas for a complete corporate listing and description in Standard and Poor's Corporation Records. Additionally, Texen Oil and Gas will have its corporate description published in Standard and Poor's Daily News Section. S&P will also initiate financial coverage of Texen Oil and Gas as part of the S&P Market Access Program, including coverage of Texen Oil and Gas on S&P's Internet website, www.advisorinsight.com as well as S&P Marketscope and the electronic version of S&P Stock Guide database. Additionally, the S&P coverage will appear on the highly trafficked OTC Bulletin Board web site www.otcbb.com.

About Texen Oil and Gas, Inc.
 Texen Oil and Gas, Inc. is a Houston based oil and gas exploration and development (E&D) company. The company has approximately 6,000 acres of crude oil and natural gas producing properties in Victoria, DeWitt and Waller Counties, Texas. For additional information, please visit www.texenoilandgas.com.

Forward-Looking Statements: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and agreements, technological obsolescence of the Company's products, technical problems with the Company's research, products and properties, price increases for supplies and components, litigation and administrative proceedings involving the Company, the possible acquisition of new businesses or technologies that result in operating losses or that do not perform as anticipated, unanticipated losses, the possible fluctuation and volatility of the Company's operating results, financial condition and stock price, losses incurred in litigating and settling cases, dilution in the Company's ownership of its business, adverse publicity and news coverage, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists, changes in interest rates, inflationary factors, and other specific risks. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.

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Texen Oil and Gas, Inc.   *   www.texenoilandgas.com